NSAR ITEM 77C
                Matters submitted to a vote of Security Holders:
                                 July 28, 1998

Common Shares

1. PROPOSAL I
Election of Directors.
To vote for the election as Class III Trustees, the nominees named below:

                                    Number of Shares/Votes
                                    ----------------------
                                    For                  Authority Withheld
                                    ---                  ------------------
Don G. Powell                       4,956,297.721          59,172.223
Hugo F. Sonnenschein                4,955,797.721          59,672.223

2. PROPOSAL II
To ratify the selection of KPMG Peat Marwick LLP as independent auditors for the Fund's current fiscal year.

For               4,955,223.944
Against              15,681.000
Abstain              44,565.000

3. PROPOSAL III
To transact such other business as may properly come before the Meeting.


Preferred Shares:

                         No. of Shares            % Of Outstanding Shares           % of Shares Voted


1. To vote for the election as a Class III Trustee:

                                          Theodore A. Meyers

Affirmative                  706.000                    78.444%                           99.718%
Withhold                       2.000                      .223%                             .282%
Total                        708.000                    78.667%                          100.000%

2. To ratify KPMG Peat Marwick LLP as independent public auditors for each Fund's current fiscal year.

Affirmative                  703.000                    78.111%                           99.294%
Against                         .000                      .000%                             .000%
Abstain                        5.000                      .556%                             .706%

TOTAL                        708.000                    78.667%                          100.000%
